UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2008 (September 22, 2008)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-140887	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On September 22, 2008, Behringer Harvard Opportunity OP II LP, the operating partnership of Behringer Harvard Opportunity REIT II, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), entered into an assignment from Harvard Property Trust, LLC, an entity affiliated with our advisor, of a contract, dated effective as of September 19, 2008, to purchase an office building known as 1875 Lawrence, located in Denver, Colorado (“1875 Lawrence”) from an unaffiliated seller, Principal Life Insurance Company.  1875 Lawrence is a 15-story office building containing approximately 186,000 rentable square feet, with a subterranean parking garage, located on an approximate 0.6 acre site.  The contract purchase price for 1875 Lawrence is $35 million, excluding closing costs.  On September 22, 2008, we made an earnest money deposit totaling $1 million.

The consummation of the purchase of 1875 Lawrence is subject to substantial conditions.  Our decision to consummate the acquisition of this building generally will depend upon:

•                  the satisfaction of the conditions to the acquisition contained in the relevant contracts;

•                  no material adverse change occurring relating to the property, the tenants or in the local economic conditions;

•                  our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make this acquisition; and

•                  our receipt of satisfactory due diligence information, including appraisals, environmental reports, and lease information.

Other properties may be identified in the future that we may acquire before or instead of 1875 Lawrence.  At the time of this filing, we cannot make any assurances that the closing of this acquisition is probable.

In evaluating this building as a potential acquisition and determining the appropriate amount of consideration to be paid for 1875 Lawrence, we have considered a variety of factors, including overall valuation of net rental income, location, demographics, quality of tenants, length of the tenants’ leases, price per square foot, and occupancy.  We believe that this property is well located, has acceptable roadway access, is well maintained, and has been professionally managed.  This property will be subject to competition from similar office buildings within its market area, and its economic performance could be affected by changes in local economic conditions.

Item 7.01               Regulation FD Disclosure.

On September 25, 2008, our board of directors declared distributions payable to the stockholders of record each day during the months of October, November and December, 2008.  Distributions payable to each stockholder of record during a month will be paid in cash on or before the 16th day of the following month.  The declared distributions equal a daily amount of $0.0008219 per share of common stock. If this rate were paid each day for a 365-day period, it would equal a 3.0% annualized rate based on a purchase price of $10.00 per share.  A portion of each distribution may constitute return of capital for tax purposes. There is no assurance that we will continue to declare daily distributions at this rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: September 26, 2008	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer